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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*

                                HEARTPORT, INC.
       _________________________________________________________________
                               (Name of Issuer)


                                 COMMON STOCK
       _________________________________________________________________
                        (Title of Class of Securities)


                                  004219 69 1
       _________________________________________________________________

                                (CUSIP Number)

Check the following box if a fee is being paid with this statement. . (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)




                              Page 1 of 17 Pages
                      Exhibit Index Contained on Page 14

-----------------------                                  ---------------------
  CUSIP NO. 004219 69 1                   13G              PAGE 2 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kleiner Perkins Caufield & Byers VI, L.P., a
      California Limited Partnership ("KPCB VI")
      94-3157816

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,730,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,730,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,730,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004219 69 1                   13G              PAGE 3 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      KPCB VI Associates, L.P., a California Limited
      Partnership ("KPCB VI Associates")
      94-3158010

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California Limited Partnership


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,730,000 shares directly held by KPCB
     OWNED BY             VI.  KPCB VI Associates is the general
                          partner of KPCB VI.
       EACH

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7
                          -0-
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                           2,730,000 shares directly held by KPCB
                           VI.  KPCB VI Associates is the general
                           partner of KPCB VI.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,730,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 3 of 17 pages


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 004219 69 1                 13G                PAGE 4 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Brook H. Byers


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            38,547

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,730,000 shares directly held by KPCB VI. KPCB VI
     OWNED BY             Associates is the general partner of KPCB VI, and Mr.
                          Byers is a general partner of KPCB VI Associates. Mr.
       EACH               Byers disclaims beneficial ownership of these shares.
                          In addition, the Brook H. Byers Trust holds 7,759
    REPORTING             shares, beneficial ownership of which Mr. Byers
                          disclaims.
      PERSON

       WITH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          38,547

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          2,730,000 shares directly held by KPCB VI. KPCB VI Associates is the general partner of KPCB VI, and Mr. Byers is a general partner of KPCB VI Associates. Mr. Byers disclaims beneficial ownership of these shares. In addition, the Brook H. Byers Trust holds 7,759 shares, beneficial ownership of which Mr. Byers disclaims.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,776,306


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 4 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004219 69 1                   13G              PAGE 5 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Vinod Khosla

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            19,233

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,730,000 shares directly held by KPCB VI and 13,539
     OWNED BY             shares held by the Vinod & Neeru Khosla Trust. KPCB VI
                          Associates is the general partner of KPCB VI, and Mr.
       EACH               Khosla is a general partner of KPCB VI Associates. Mr.
                          Khosla disclaims beneficial ownership of these shares.
    REPORTING
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7
       WITH               19,233

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          2,730,000 shares directly held by KPCB VI and 13,539 shares held by the Vinod & Neeru Khosla Trust. KPCB VI Associates is the general partner of KPCB VI, and Mr. Khosla is a general partner of KPCB VI Associates. Mr. Khosla disclaims beneficial ownership of these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,762,620

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 5 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004219 69 1                 13G               PAGE 6 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      E. Floyd Kvamme

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            21,291

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,730,000 shares directly held by KPCB VI. KPCB VI
     OWNED BY             Associates is the general partner of KPCB VI, and Mr.
                          Kvamme is a general partner of KPCB VI Associates. Mr.
       EACH               Kvamme disclaims beneficial ownership of these shares.

    REPORTING
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7
       WITH               21,291

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          2,730,000 shares directly held by KPCB VI. KPCB VI Associates is the general partner of KPCB VI, and Mr. Kvamme is a general partner of KPCB VI Associates. Mr. Kvamme disclaims beneficial ownership of these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,751,291

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 6 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004219 69 1                   13G              PAGE 7 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      L. John Doerr

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            35,102

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,730,000 shares directly held by KPCB VI, 6,177
     OWNED BY             shares held directly by L.J. Doerr & A. Doerr,
                          Trustees, Vallejo Trust and 7,759 shares held directly
       EACH               by the Child(ren) of L. John Doerr Trust. KPCB VI
                          Associates is the general partner of KPCB VI, and Mr.
    REPORTING             Doerr is a general partner of KPCB VI Associates. Mr.
                          Doerr disclaims beneficial ownership of these shares.
      PERSON

       WITH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          35,102

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          2,730,000 shares directly held by KPCB VI, 6,177 shares held directly by L.J. Doerr & A. Doerr, Trustees, Vallejo Trust and 7,759 shares held directly by the Child(ren) of L. John Doerr Trust. KPCB VI Associates is the general partner of KPCB VI, and Mr. Doerr is a general partner of KPCB VI Associates. Mr. Doerr disclaims beneficial ownership of these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,779,038

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 7 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004219 69 1                   13G              PAGE 8 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Joseph S. Lacob

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            63,115 (including options exercisable within 60 days
                          for 29,332 shares)
      SHARES
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             2,730,000 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI, and Mr.
       EACH               Lacob is a general partner of KPCB VI Associates. Mr.
                          Lacob disclaims beneficial ownership of these shares.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          7
                          63,115 (including options exercisable within 60 days for 29,332 shares)

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          2,730,000 shares directly held by KPCB VI. KPCB VI Associates is the general partner of KPCB VI, and Mr. Lacob is a general partner of KPCB VI Associates. Mr. Lacob disclaims beneficial ownership of these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,793,115

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 8 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004219 69 1                   13G              PAGE 9 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Bernard Lacroute

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            31,310

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,730,000 shares directly held by KPCB VI. KPCB VI
     OWNED BY             Associates is the general partner of KPCB VI, and Mr.
                          Lacroute is a general partner of KPCB VI Associates.
       EACH               Mr. Lacroute disclaims beneficial ownership of these
                          shares.
    REPORTING
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7
       WITH               31,310

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          2,730,000 shares directly held by KPCB VI. KPCB VI Associates is the general partner of KPCB VI, and Mr. Lacroute is a general partner of KPCB VI Associates. Mr. Lacroute disclaims beneficial ownership of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,761,310

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 9 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 004219 69 1                   13G             PAGE 10 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      James P. Lally


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            41,598

      SHARES
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             2,730,000 shares directly held by KPCB VI. KPCB VI
       EACH               Associates is the general partner of KPCB VI, and Mr.
                          Lally is a general partner of KPCB VI Associates. Mr.
    REPORTING             Lally disclaims beneficial ownership of these shares.

      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          7
                          41,598

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          2,730,000 shares directly held by KPCB VI. KPCB VI Associates is the general partner of KPCB VI, and Mr. Lally is a general partner of KPCB VI Associates. Mr. Lally disclaims beneficial ownership of these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,771,598

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 10 of 17 pages

Fee enclosed [_] or Amendment No. 3

ITEM 1(A).   NAME OF ISSUER.
             --------------
             Heartport, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
             -----------------------------------------------
             200 Chesapeake Drive
             Redwood City, California  94063

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.
                    -----------------------------------------------

          This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

          KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates, this statement relates only to KPCB VI Associates' indirect, beneficial ownership of shares of Common Stock of Heartport, Inc. held directly by KPCB VI (the "Shares") and, with respect to the individual general partners of KPCB VI Associates, to the shares over which they exercise sole voting and dispositive control or which are held by trusts. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.
                    ---------------------------------------------
          Common Stock
          CUSIP # 004219 69 1

ITEM 3.   Not Applicable.
          --------------

ITEM 4.   OWNERSHIP.
          ---------
          See Rows 5-11 of cover pages.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          --------------------------------------------
          Not applicable.


                              Page 11 of 17 pages

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          ---------------------------------------------------------------
          Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds of the sale of the Shares of Heartport, Inc. owned by each such entity. No such partner's rights relate to more than five percent of the class.


ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          --------------------------------------------------------
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          ---------------------------------------------------------
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          ------------------------------
          Not applicable.

ITEM 10.  CERTIFICATION.
          -------------
          Not applicable.



                              Page 12 of 17 pages

                                                                   Page 13 of 17
                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                                 KPCB VI ASSOCIATES, L.P.,
                                 A CALIFORNIA LIMITED PARTNERSHIP


                                 By: ________________________________
                                   A General Partner


                                 BROOK H. BYERS
                                 VINOD KHOSLA
                                 E. FLOYD KVAMME
                                 L. JOHN DOERR
                                 JOSEPH S. LACOB
                                 BERNARD LACROUTE
                                 JAMES P. LALLY


                                 By: ________________________________
                                   Michael S. Curry
                                   Attorney-in-Fact


                                 KLEINER PERKINS CAUFIELD & BYERS
                                 VI, L.P., A CALIFORNIA LIMITED
                                 PARTNERSHIP

                                 By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                 By: ________________________________
                                 A General Partner



                              Page 13 of 17 pages

                                                                   Page 14 of 17
                                 EXHIBIT INDEX
                                 -------------


                                                                Found on
                                                              Sequentially
Exhibit                                                       Numbered Page
-------                                                       -------------

Exhibit A:  Agreement of Joint Filing                               15

Exhibit B:  List of General Partners of KPCB VI Associates          16






                              Page 14 of 17 pages

     EXHIBIT A
     ---------

                           Agreement of Joint Filing
                           -------------------------


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 2,730,000 Shares of Common Stock of Heartport, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and such other holdings as are reported thereon.


Date:  February 13, 1997

                                 KPCB VI ASSOCIATES, L.P.,
                                 A CALIFORNIA LIMITED PARTNERSHIP


                                 By: ________________________________
                                   A General Partner


                                 BROOK H. BYERS
                                 VINOD KHOSLA
                                 E. FLOYD KVAMME
                                 L. JOHN DOERR
                                 JOSEPH LACOB
                                 BERNARD LACROUTE
                                 JAMES P. LALLY


                                 By: ________________________________
                                   A General Partner

                                 KLEINER PERKINS CAUFIELD & BYERS
                                 VI, L.P., A CALIFORNIA LIMITED
                                 PARTNERSHIP

                                 By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                 By: ________________________________
                                   A General Partner

                              Page 15 of 17 pages

     EXHIBIT B
     ---------

                              General Partners of
              KPCB VI Associates, a California limited partnership
              ----------------------------------------------------


          Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.  (a)  Brook H. Byers
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen

2.  (a)  Vinod Khosla
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen

3.  (a)  E. Floyd Kvamme
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen

4.  (a)  L. John Doerr
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen

5.  (a)  Joseph Lacob
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen


                              Page 16 of 17 pages

                                                                   Page 17 of 17

6.  (a)  Bernard Lacroute
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen

7.  (a)  James P. Lally
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen

                              Page 17 of 17 pages